Nuveen Funds Board of Directors Meeting

July 13, 2016

For all Open-End Funds and Closed-End Funds except Diversified Real Asset Income Fund:

Annual review of fidelity bond coverage and consider approval of the joint participation in such policies and manner in which premiums are allocated.

To be voted upon first by the Independent Board Members voting separately and then the entire Board:

RESOLVED, that each Fund’s participation with other management investment companies advised by Nuveen Fund Advisors, LLC in the purchase and maintenance of fidelity bond coverage as required by Rule 17g-1 under the 1940 Act, and the payment by each Fund of that portion of the premium for such coverage as may be allocated to it in accordance with its proportionate share of the aggregate net assets of the covered funds, is hereby approved.

FURTHER RESOLVED, that the officers of each Fund be, and they hereby are, authorized and directed to make application for and maintain fidelity bond coverage for each Fund, jointly with such other Nuveen-managed funds as they, in their judgment, shall deem advisable and to enter into an agreement substantially in the form presented to this meeting with the other insured Funds concerning such coverage as required by Rule 17g-1(f) under the 1940 Act.

FURTHER RESOLVED, that fidelity bond coverage insuring the Funds in the amount of $114 million, or such greater amounts as officers of the Funds may from time to time determine in accordance with the provisions of Rule 17g-1 of the 1940 Act, is hereby deemed to be reasonable in form and amount and is hereby approved.

FURTHER RESOLVED, that the Secretary or any Assistant Secretary of the Funds is hereby designated the officer to make the filings and give the notices required by Rule 17g-1(g) under the 1940 Act.

Diversified Real Asset Income Fund Board of Directors Meeting

July 22, 2016

Review and Approval of Fidelity Bond

RESOLVED, that the Fund’s participation with other management investment companies advised by Nuveen Fund Advisors, LLC in the purchase and maintenance of fidelity bond coverage as required by Rule 17g-1 under the 1940 Act, and the payment by the Fund of that portion of the premium for such coverage as may be allocated to it in accordance with its proportionate share of the aggregate net assets of the covered funds, is hereby approved.

FURTHER RESOLVED, that the officers of the Fund be, and they hereby are, authorized and directed to make application for and maintain fidelity bond coverage for the Fund, jointly with such other Nuveen-managed funds as they, in their judgment, shall deem advisable and to enter into an agreement substantially in the form discussed at this meeting with the other insured funds concerning such coverage as required by Rule 17g-1(f) under the 1940 Act, and any actions previously take by such officers in connection with the foregoing are hereby affirmed and ratified.

FURTHER RESOLVED, that fidelity bond coverage insuring the Fund, along with the other insured funds, in the amount of $114 million, or such greater amounts as officers of the Fund may from time to time determine in accordance with the provisions of Rule 17g-1 of the 1940 Act, is hereby deemed to be reasonable in form and amount and is hereby approved.

FURTHER RESOLVED, that the Secretary or any Assistant Secretary of the Fund is hereby designated the officer to make the filings and give the notices required by Rule 17g-1(g) under the 1940 Act.